AMENDMENT NO. 2 TO THE

AUXILIO, INC.

2011 STOCK INCENTIVE PLAN

WHEREAS, the Board of Directors (the “Board”) of Auxilio, Inc., a corporation organized under the laws of Nevada (the “Company”), originally adopted the Auxilio Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”); and

WHEREAS, the Board may, at any time, amend the Plan provided that such amendment does not adversely affect the rights of the Participants (as defined in the Plan) with respect to any outstanding Award Agreement (as defined in the Plan) previously granted under the Plan; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan to add Restricted Stock Unit Awards as an additional type of award available under the Plan;

WHEREAS, the following amendment is not considered a “material revision” of an equity-compensation plan under the rules of the New York Stock Exchange and, therefore, shareholder approval of such amendment is not required; and

WHEREAS, on September 1, 2017, the Board approved the following amendment to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 2.3 of the Plan shall be amended in its entirety to read as follows:

“2.3 Award.  “Award” means any Option, Restricted Stock, Restricted Stock Unit or Stock Appreciation Right granted to a Participant under the Plan.”

2.  Section 2.4 of the Plan shall be amended in its entirety to read as follows:

“2.4  Award Agreement.  “Award Agreement” means any Option Agreement, Restricted Stock Purchase Agreement, Restricted Stock Unit Agreement or Stock Appreciation Rights Agreement entered into between the Company and a Participant under the Plan.”

3.  A new Section 2.36 shall be added (and the remaining Sections in Article 2 renumbered and internal cross-references updated accordingly) to read as follows:

“2.36  Restricted Stock Unit.  “Restricted Stock Unit” means a hypothetical Common Stock unit issued pursuant to the Plan, subject to any restrictions and conditions as are established pursuant to Article 7 hereof.”

4.  A new Section 2.37 shall be added (and the remaining Sections in Article 2 renumbered and internal cross-references updated accordingly) to read as follows:

“2.37  Restricted Stock Unit Agreement.  “Restricted Stock Unit Agreement” means the written agreement entered into between the Company and a Participant with respect to the award of Restricted Stock Units under the Plan.”

5.  Section 3.2 shall be amended in its entirety to read as follows:

“3.2  Nonqualified Options, Restricted Stock, Restricted Stock Units and Stock Appreciation Rights.  Employees of the Company or of an Affiliated Company, members of the Board (whether or not employed by the Company or an Affiliated Company), and Service Providers are eligible to receive Nonqualified Options, Restricted Stock, Restricted Stock Units or Stock Appreciation Rights under the Plan.”

6.  A new Article 7 shall be added (and the remaining Articles renumbered and internal cross-references updated accordingly) to read as follows:

“ARTICLE 7.

RESTRICTED STOCK UNITS

7.1  Issuance of Restricted Stock Units.  The Administrator shall have the authority to grant Restricted Stock Units under this Plan, subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant.  The consideration (if any) to be paid by the Participant on delivery of each share of Common Stock subject to the Restricted Stock Unit Award shall be determined by the Administrator in its sole discretion.

7.2  Restricted Stock Unit Agreements.  Each Restricted Stock Unit Agreement shall be in such form and will contain such terms and conditions as the Administrator deems appropriate.  The terms and conditions of Restricted Stock Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Agreements need not be identical.

7.3  Consideration.  At the time of the grant of a Restricted Stock Unit Award, the Administrator will determine the consideration, if any, to be paid by the Participant on delivery of each share of Common Stock subject to the Restricted Stock Unit Award.  Payment of the consideration (if any) may be made, in the discretion of the Administrator, in any form of legal consideration that may be acceptable to the Administrator, in its sole discretion, and permissible under applicable law.

7.4  Settlement.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Administrator and contained in the Award Agreement.

7.5Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Administrator, in its sole discretion, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

7.6Termination of Continuous Service.  In the event of a termination of a Participant’s Continuous Service with the Company for any reason whatsoever (including death or Disability), the unvested portion of any Restricted Stock Unit Award will be forfeited on the Participant’s termination of Continuous Service except as otherwise provided in the applicable Award Agreement.

7.7Vesting of Restricted Stock Units.  Subject to Section 7.5 above, the Award Agreement shall specify the date or dates, the performance goals or objectives which must be achieved, and any other conditions on which the Restricted Stock Units may vest.

7.8Dividend Equivalents.  Dividend equivalents may be credited on shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Administrator and contained in an Award Agreement.  At the sole discretion of the Administrator, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Administrator.  Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the same terms and conditions of the underlying Award Agreement to which they relate.

7.9Compliance with Code Section 409A.  Notwithstanding anything in this Article 7 to the contrary, all Restricted Stock Unit Awards are intended to be structured to satisfy the requirements of Code Section 409A, or an applicable exemption, as determined by the Administrator.”

7.  Newly renumbered Section 9.2 (previously Section 8.2) shall be amended in its entirety to read as follows:

“9.2  Powers of the Administrator.  In addition to any other powers or authority conferred upon the Administrator elsewhere in the Plan or by law, the Administrator shall have full power and authority:  (a) to determine the persons to whom, and the time or times at which Awards shall be granted, the number of shares of Common Stock to be represented by each Option or Stock Appreciation Rights Agreement, the number of shares of Common Stock to be subject to each Restricted Stock Purchase Agreement and the number of Restricted Stock Units subject to each Restricted Stock Unit Agreement, and the consideration to be received by the Company upon the exercise of such Options or Stock Appreciation Right, sale of Restricted Stock or settlement of Restricted Stock Unit; (b) to interpret the Plan; (c) to create, amend or rescind rules and regulations relating to the Plan; (d) to determine the terms, conditions and restrictions contained in, and the form of, Award Agreements; (e) to determine the identity or capacity of any persons who may be entitled to exercise a Participant’s rights under any Award Agreement under the Plan; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement; (g) to accelerate the vesting of any Award or release or waive any Repurchase Rights of the Company with respect to any Award; (h) to extend the exercise date of any Option or Stock Appreciation Right (but not beyond the original expiration date); (i) to provide the rights of first refusal and/or Repurchase Rights; (j) to amend outstanding Award Agreements to provide for, among other things, any change or modification which the Administrator could have included in the original Award Agreement or in furtherance of the powers provided for herein; and (k) to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan.  Any action, decision, interpretation or determination made in good faith by the Administrator in the exercise of its authority conferred upon it under the Plan shall be final and binding on the Company and all Participants.”

8.  A new Section 10.1(j) (what would previously have been Section 9.1(j)) shall be added to read as follows:

“(j)The Administrator may, in its discretion, take one or more of the following actions with respect to Restricted Stock Units:  (i) accelerate the vesting and/or remove any other restrictions, in whole or in part, of the Restricted Stock Unit effective as of immediately prior to the consummation of the Change in Control; (ii) arrange for the acquiring or successor entity (or parent or subsidiary thereof) to assume or continue the Restricted Stock Unit or to substitute a similar stock award for the Restricted Stock Unit, (iii) cancel the Restricted Stock Unit to the extent not vested prior to the effective time of the Change in Control; (iv) make a payment, in such form as may be determined by the Administrator, equal to the excess, if any, of (A) the value of the property the Participant would have received on the settlement of the Restricted Stock Unit immediately prior to the effective time of the Change in Control, over (B) the consideration, if any, payable by such Participant in connection with such settlement, in consideration for the termination of such Restricted Stock Unit at or immediately prior to the closing; and/or (v) provide in the Restricted Stock Unit Agreement other terms and conditions that relate to (A) vesting of the Restricted Stock Unit in the event of a Change in Control, and (B) assumption of such Restricted Stock Unit or issuance of a similar stock award in the event of a Change in Control. The Administrator need not take the same action or actions with respect to all Restricted Stock Units or portions thereof or with respect to all Participants.  The Administrator may take different actions with respect to the vested and unvested portions of a Restricted Stock Unit.”

9.  Newly renumbered Section 12.1 (previously Section 11.1) shall be amended in its entirety to read as follows:

“12.1  Tax Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable Federal, state, and local tax withholding requirements with respect to any Options or Stock Appreciation Rights exercised, shares of Restricted Stock issued or Restricted Stock Units settled under this Plan.  To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an Option or Stock Appreciation  Right, the purchase of or lapse of restrictions on shares of Restricted Stock, or the settlement of Restricted Stock Units, or (b) delivering to the Company shares of Common Stock owned by the Participant.  The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their Fair Market Value as of the date of measurement of the amount of income subject to withholding.”

10.  Newly renumbered Section 13.3 (previously Section 12.3) shall be amended in its entirety to read as follows:

“13.3  Application of Funds.  The proceeds received by the Company from the sale of Common Stock pursuant to Option Agreements, Restricted Stock Purchase Agreements, and Restricted Stock Unit Agreements, except as otherwise provided herein, will be used for general corporate purposes.”

11.  Except as expressly set forth in this Amendment, all other terms and conditions set forth in the Plan shall remain in full force and effect. Capitalized terms used and not defined herein shall have the meanings set forth in the Plan.

This Amendment was adopted by the Board of Directors of the Company as of September 1, 2017.

/s/ Paul T. Anthony
Name:	Paul T. Anthony
Title:	Corporate Secretary